Exhibit 99.1

For Immediate Release

Contact:	Steven O. Cordier
Senior Vice President and Chief Financial Officer
(303) 649-1900
scordier@penx.com

PENFORD COMPLETES ACQUISITION OF GUM TECHNOLOGY CORPORATION

Acquisition contributes to accelerated specialty business growth

CENTENNIAL, CO , March 25, 2014 - Penford Corporation (NASDAQ: PENX) a leader in ingredient systems for food and industrial products, announced today that it has completed the acquisition of Gum Technology, an Arizona close corporation. Gum Technology is a gum and hydrocolloids blending, services and distribution company, generating revenues of about $12 million, primarily in the food and beverage industries.

“Gum Technology’s product line, culture, and approach to the market are aligned with Penford’s and with our efforts to build our specialty ingredients businesses. Both teams are enthusiastic about opportunities to create value for customers through technology, product innovation and technical service,” said Tom Malkoski, Penford Corporation CEO.

As a business unit of Penford Food Ingredients, Gum Technology will continue to offer a range of gums and other hydrocolloids throughout North America and Asia. Allen Freed, former CEO of Gum Technology, will join Penford to assist in the overall integration and support corporate business development activities.

In connection with this acquisition, on March 25, 2014, Penford granted Allen Freed and two other key employees of Gum Technology options to purchase up to an aggregate of 45,000 shares of the Company’s common stock, $1.00 par value per share, at an exercise price equal to the closing price on March 25, 2014. Each grant was approved by a majority of Penford’s independent directors, and was granted as an inducement material to each recipient’s entering into employment with Penford or a subsidiary of Penford in accordance with Nasdaq Listing Rule 5635(c)(4). The options have a term of seven years and will vest over a three year period, with one-third of the options vesting on each anniversary of the grant date, provided that the recipient’s employment with Penford or a subsidiary of Penford has not been terminated for cause or the recipient has not resigned by such date. The vesting of these options will accelerate in full immediately prior to a change of control.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-

looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a non-cash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

# # #